                                                                                    Exhibit 99.1

[Missin                                                Investors: Betsy Brod
                                          Brod Group LLC
                                          (212) 750-5800

MILLENNIUM CELL REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS

Eatontown, NJ—February 13, 2007 — Millennium Cell Inc.(NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended December 31, 2006 of $2.6 million, or $0.05 per share, as compared to $2.3 million, or $0.05 per share in the same period of 2005. The net loss increase in the fourth quarter of 2006 was directly attributable to approximately $0.4 million of acquisition related In-Process Research and Development charges and $0.2 million of other expenses associated with the Company’s acquisition of Gecko Energy Technologies Inc. on December 29, 2006.

The Company reported a net loss for the year ended December 31, 2006 of $12.1 million, or $0.25 per share, as compared to $14.6 million, or $0.34 per share for the year ended December 31, 2005. The improvement in net loss year over year was primarily attributable to revenues and cost reimbursements of $2.1 million compared with $1.4 million in the prior year, as well as lower professional fees in 2006. Interest expense was also reduced due to fewer conversions of debt and related non cash interest charges in 2006 than in 2005.

Cash used in operating activities for 2006 was $7.3 million compared favorably to $8 million in 2005.  This change primarily resulted from the aforementioned increase in revenues and cost reimbursements.

"We accomplished a number of our key objectives for 2006 and have been extremely successful in many of our focus areas. Together with our licensees and partners in 2006, Millennium Cell dramatically increased the profile and the reputation of our technology among government customers as well as with members of Congress. Through this strategy, we have been able to build interest and obtain the funding necessary to increase our efforts towards commercialization while at the same time lowering our cash burn,” commented H. David Ramm, Millennium Cell Chief Executive Officer.

“We made significant progress towards product introduction in 2006. In April 2006, Protonex Technology Corporation (LSE:PTX.L) delivered the first of more than 20 P2 soldier power systems to the U.S. Air Force, U.S. Army and the Department of Defense Fuel Cell Test and Evaluation Center for evaluation. Throughout the year, Protonex and Millennium Cell have continued to refine the P2 to make it more rugged as we progress towards full readiness. We also focused on increasing the performance metrics of our technology to extend our energy storage advantage over conventional batteries in future applications. In late December, we demonstrated for the U.S. military and other potential partners the next generation

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technology which showcased a fuel cartridge operating the Protonex P2 unit at 33% higher power and greater than 35% more energy per unit weight than previously achieved. Together with Protonex, we look forward to sampling the latest P2 systems to potential commercial customers throughout 2007 while military market qualification continues.

“In the beginning of 2006, we established two very important new relationships for the company. The first was with Jadoo Power Systems, a private California based company which manufactures and sells fuel cell power products for first responder, broadcast video, and military applications. We are developing a single, standard fuel canister based on our Hydrogen on Demand® technology which can be used with all of Jadoo’s existing fuel cell products. Our solution will deliver the same runtime as the current hydrogen canister offered by Jadoo at less than half the weight. The Hydrogen on Demand® canisters will be manufactured initially in whole or in part by Millennium Cell with Jadoo providing key interconnect components. Under a program funded by the Special Operations Command (“SOCOM”), we expect to deliver fuel canisters which are compatible with Jadoo’s IFS24 radio power system to SOCOM for evaluation in the first quarter of 2007.

“As this product further evolves, we will be supplying up to 250 fuel canisters in mid-2007 as part of the Greater Columbia Fuel Cell Challenge. These canisters will provide the hydrogen fuel for Jadoo’s line of N-Gen and XRT Fuel Cell Power Units targeted for use with emergency responders, Homeland Security and other “off-grid” power applications in Columbia, South Carolina. This will be the largest field evaulation of products currently using our technology. Should the company receive favorable test results, commercial product introduction by Jadoo could begin before the end of 2007.

“During the first quarter of 2006, we also invested in and partnered with Gecko Energy Technologies,” continued Mr. Ramm. “Gecko is developing thin, inexpensive fuel cell modules which provide us with an ability to address more cost sensitive segments of the military and industrial markets. There is an important segment of prospective customers for military and commercial applications that prefer a smaller and lower cost alternative to battery technology in many applications. Together with Gecko, we plan to develop products to address the needs of these customers. As a first step towards meeting this objective, we demonstrated our combined capabilities to the marketplace with a fuel cell powered wireless camera system that has infrared sensing and audio capability at two homeland defense and sensor conferences in 2006.

“At the end of 2006, our perception of strong interest in Gecko combined with their intellectual property and the synergy within our product development teams resulted in our decision to acquire the remaining outstanding shares of Gecko and operate them as a wholly-owned subsidiary of Millennium Cell. We are very pleased with the results thus far and we continue to integrate fuel cartridges and fuel cells into power sources that will be attractive to our target markets.

“There are a number of potential licensees and OEM’s evaluating and testing our systems today. We are in active negotiations with several of these companies to address new applications and new geographies with our technology and expect to announce important new relationships early in 2007. We are focused on finding the right partners who are capable of introducing real products which can compete on a cost and performance basis with incumbent battery products.

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“In 2007, we expect to further reduce our burn rate from 2006 levels through increased government funding as well as from the first royalties from Protonex and Jadoo product sales. With good performance of those early systems, we believe we will achieve sustainable revenues in 2008,” concluded Mr. Ramm.

The Company will host a conference call on February 14, 2007 at 10:00 a.m., EST to discuss its fourth quarter results. Interested parties may listen to the live teleconference by dialing 1-866-713-8310 and entering passcode 10113214. A telephonic replay of the conference call will also be available through February 21, 2007, by calling 1-888-286-8010 and entering passcode 98761513.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2005.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
Statement of Operations (2)	Dec.,06	Dec.,05	Dec.,06	Dec.,05
Revenue	$0.2	$0.1	$0.3	$0.4
Cost of revenue	0.2	0.1	0.3	0.4
Gross margin	-	-	-	-

Product development and marketing	0.5	0.8	2.9	3.6
General and administrative	1.2	1.2	4.0	5.4
Non-cash charges (1)	0.4	0.4	3.5	3.5
Restructuring expense	-	-	-	-
Depreciation and amortization	0.1	0.1	0.4	0.3
Research and development	0.7	0.1	0.9	0.6
Total operating expenses	2.9	2.6	11.7	13.4

Loss from operations	(2.9)	(2.6)	(11.7)	(13.4)
Equity in loss in affiliate	0.1		0.3
Interest expense	0.2	0.1	0.7	1.6
Loss before income taxes	(3.2)	(2.7)	(12.7)	(15.0)
Benefit from income taxes	0.6	0.4	0.6	0.4
Net loss	$(2.6)	$(2.3)	$(12.1)	$(14.6)

Net loss per share	$(0.05)	$(0.05)	$(0.25)	$(0.34)
Weighted-average number of shares outstanding	50.4	46.4	48.6	43.4

(1) Non-cash charges includes $2.1 and $2.4 million for product development and marketing expenses related to the issuance of the Series A Preferred Stock to The Dow Chemical Company in 2006 and 2005, respectively.
The remaining non-cash charges include $1.1 and $0.9 million for the vesting of stock awards.

(2) The income statement includes the impact of the acquisition with Gecko Energy Technologies, which was completed on December 29, 2006. Prior to the acquisition, the results include Millennium Cell's proportionate share of the losses of Gecko according to the equity method of accounting since the initial investment on February 15, 2006.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet (3)	Dec., 06	Dec., 05
Unrestricted cash (1)	$4.4	$11.7
Restricted cash (2)	1.0	1.6
Accounts receivable	0.5	0.1
Fixed assets, net	0.3	0.5
Intangibles, net	3.4	0.7
Other assets	0.4	0.4
Total assets	$10.0	$15.0

Accounts payable and accrued expenses	$1.3	$1.4
Unsecured debentures, net of discount	0.4	2.4
Preferred Stock - Series C, net of discount	4.7	5.0
Other liabilities	0.5	0.3
Stockholders' equity	3.1	5.9
Total liabilities and stockholders' equity	$10.0	$15.0

(1) Decrease in cash from $11.7 (Dec.,05) to $4.4 (Dec.,06) was $7.3 million:
($7.3) consumed in operations + $ (0.1) working capital + (1.4) in investing activities +
$0.7 cash provided by financing activiites + 0.6 in release of restricted cash

(2) Cash restricted is collateral for Series C Preferred Stock ($0.7) and facility lease ($0.6).

(3) The balance sheet includes the impact of the acquisition with Gecko Energy Technologies, which was completed on December 29, 2006. Prior to the acquisition, the results include
Millennium Cell's proportionate share of the losses of Gecko according to the equity method of accounting since the initial investment on February 15, 2006.